Filed Pursuant to Rule 424(b)(3)
Registration No. 333-166171
PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS, DATED DECEMBER 13, 2010)

RESPECT YOUR UNIVERSE, INC.
11,063,500 Shares of Common Stock

This prospectus supplement, dated July 6, 2011, supplements the prospectus, dated December 13, 2010, of Respect Your Universe, Inc. relating to the resale by the selling shareholders of up to 11,063,350 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

This investment involves a high degree of risk.  See "Risk Factors" beginning on page 6 of the prospectus.

Neither the United States Securities and Exchange Commission ("SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

SELLING SHAREHOLDERS
The information in the table appearing under the caption “Selling Shareholders” commencing on page 10 of the prospectus is amended to correct an error.  The Selling Shareholder table incorrectly listed Barry Honig as selling shareholder of 850,000 shares of our common stock, when if fact, Mr. Honig is the selling shareholder of only 100,000 shares of our common stock. The selling shareholder for the remaining 750,000 shares of our common stock should have been registered in the table for GRQ Consultants, Inc. 401K, for which Mr. Honig is the control person.  The Selling Shareholder table is amended to reflect the correction below and is accurate as of December 13, 2010, the date of the prospectus.

All other information in the Selling Shareholder table remains the same.  The table assumes that all such shares of common stock are sold pursuant to this offering and that no other shares of our common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Dale Bennet 800 Bellevue Way NE, Suite 400 Bellevue, WA 98004	500,000	500,000	zero	zero
Berger Holdings, Inc. (1) 7582 Las Vegas Blvd. South, #248 Las Vegas, NV 89123	850,000	850,000	zero	zero
Berlin Financial Corp. (2) 48 East Street Panama City, Panama	250,000	250,000	zero	zero
Boucheron Investments, Inc. (3) Villa Guadalupe Calle F NO S-9 Panama City, Panama	600,000	600,000	zero	zero
Box Capital Corp. (4) 48 East Street Bella Vista, Panama City, Panama	800,000	800,000	zero	zero
Padriac Breeze 321 South Macleod. Arlington, WA 90223	10,000	10,000	zero	zero
Capital Financiero Del Castillo SA (5) Santa Monica Tocumen Calle 1 Casa #13 Panama City, Panama	600,000	600,000	zero	zero
Mike Cobarrubia 10022 Bidwell Ct. Las Vegas, NV 89183	33,500	33,500	zero	zero

Alexis Davila 10022 Bidwell Ct. Las Vegas, NV 89183	20,000	20,000	zero	zero
Leo deSouza 6735 Storybook Glen Ct. Las Vegas, NV 89139	300,000	300,000	zero	zero
Adam Drell 7600 S. Jones Blvd., #2143 Las Vegas, NV 89139	5,000	5,000	zero	zero
Sarah Duckwall 9528 Gren Vineyard Ave. Las Vegas, NV 89148	10,000	10,000	zero	zero
Lisa Escobar 10395 Kern Ridge Street Las Vegas, NV 89178	25,000	25,000	zero	zero
Fauscom Investment Ltd. (6) PO Box 778124 Henderson, NV 89052	475,000	475,000	zero	zero
Glynn Fisher 77 Camino De Panama City, Panama	500,000	500,000	zero	zero
Forte Investments Group, Inc. (7) 1645 Ravanusa Drive Henderson, NV 89052	250,000	250,000	zero	zero
GRQ Consultants, Inc. 401K (8) 595 S. Federal Hwy Suite 600 Boca Raton, FL 33432	750,000	750,000	zero	zero
Gameplan Holdings (9) PO Box 77463 Henderson, NV 89012	250,000	250,000	zero	zero
Christina Hazzard 1712 Ravanusa Dr. Henderson, NV 89052	150,000	150,000	zero	zero
Chuck Hazzard 1712 Ravanusa Dr. Henderson, NV 89052	100,000	100,000	zero	zero
Barry Honig 595 S. Federal Hwy., Ste 600 Boca Raton, FL 33432	100,000	100,000	zero	zero

Christopher Hood 9528 Gren Vineyard Ave. Las Vegas, NV 89148	10,000	10,000	zero	zero
Infinity International Holdings (10) 10022 Bidwell Ct. Las Vegas, NV 89183	800,000	800,000	zero	zero
Isaiah Capital Trust (11) 27 Ried St., 1st Floor Hamilton BM11 Canada	250,000	250,000	zero	zero
Jason Kerr 3204 Southwest 326 Street, Federal Way, Washington 98023	100,000	100,000	zero	zero
Lieberman Investments LLC (12) 532 Pima Canyon Court Las Vegas NV 89144	20,000	20,000	zero	zero
Kim L Martin 6533 Octave Ave. Las Vegas, NV 89139	40,000	40,000	zero	zero
Robert Allan Morton Jr. 9050 W. Tropicana, #1107 Las Vegas, NV 89147	100,000	100,000	zero	zero
Yannick Munger and Julia Zibirev 3173 Brockington Dr. Las Vegas, NV 89101	100,000	100,000	zero	zero
Ronn Nicolli 200 Hoover Ave., Unit 2104 Las Vegas. NV 89101	5,000	5,000	zero	zero
Terry Perdido 440 N. Vencie Blvd. Venice, CA 90291	300,000	300,000	zero	zero
Jason Pollack 2777 Paradise Rd., #104 Las Vegas, NV 89109	250,000	250,000	zero	zero
Raylight Capital Corp (13) 80 Broad Street Monrovia, Liberia	250,000	250,000	zero	zero
Dawn Riddle 384 Highland Hills Ct. Las Vegas, NV 89148	200,000	200,000	zero	zero

Riverhead Trading, Inc. (14) Suite 1A #5, Calle Eusebio A Moraels El Carugreio Panama City, Panama	850,000	850,000	zero	zero
Silverstone Capital. Inc. (15) 2251 N. Rampart Blvd., #323 Las Vegas, NV 89128	200,000	200,000	zero	zero
Stenfanus Internacional, Inc. (16) Santa Ana Blvd. Bldg 13A-125 Apt 35 Panama City, Panama	175,000	175,000	zero	zero
John Taddeo Sr. 10395 Kern Ridge St. Las Vegas, NV 89178	25,000	25,000	zero	zero
Tim Trendell 2422 Pig Dr Henderson, NV 89174	10,000	10,000	zero	zero
VC Group Investments SA (17) 50th St. & Juan Ramos Poll St. Panama City, Panama	100,000	100,000	zero	zero
Jiang Yu 200 W 60th St., Suite 18B New York, NY 10023	100,000	100,000	zero	zero
Ren Zhang Rm7-201 Ln. 168, Ben XI Road, Shanghai 200092	100,000	100,000	zero	zero
Xeitel Capital Management, Inc. (18) #4 Table Rock Pembroke HM06 Canada	500,000	500,000	zero	zero
Total	11,063,500	11,063,500	zero	zero

(1) the control person for this entity is Zhan Ren
(2) the control persons for this entity are Plutarco Cohen and Elba Fernandez deGarcia
(3) the control person for this entity is David Sidders
(4) the control person for this entity is Plutarco Cohen
(5) the control person for this entity is Lourdes Arauz
(6) the control person for this entity is Justin Mabanta
(7) the control person for this entity is Plutarco Cohen
(8) the control person for this entity is Barry Honig

(9) the control person for this entity is Christina Mabanta
(10) the control person for this entity is Sharon Wranosky
(11) the control persons for this entity are Samual S. Weyers and Sandra Corin
(12) the control person for this entity is David Lieberman
(13) the control person for this entity are Samual S. Weyers and Sandra Corin
(14) the control person for this entity is Yodalis Murillo
(15) the control person for this entity is Raymond Cottrell
(16) the control person for this entity is Juan Montes
(17) the control persons for this entity are Taylor Housser and Glynn Fisher
(18) the control persons for this entity are David Sidders and Oliver Lindsay*

*Oliver Lindsay was an initial founder of the Company but has never served as our officer or director, or had any role in its management. Mr. Lindsay is a promoter of the Company as defined by Rule 405 of Regulation C.

Other than Mr. Lindsay, none of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has ever been one of our officers or directors; or (3) are broker-dealers or are affiliated with broker-dealers.

The date of this prospectus supplement is July 6, 2011.